CERTIFICATE OF AMENDMENT TO

                         CERTIFICATE OF INCORPORATION OF

                                PMC-SIERRA, INC.

         PMC-Sierra, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that:

         1. The name of the Corporation is PMC-Sierra, Inc. The Corporation was originally incorporated under the same name, and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 2, 1997.

         2.  The  first   paragraph  of  Article  IV  of  the   Certificate   of
Incorporation of the Corporation shall be amended to read as follows:

             "This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The Corporation is authorized to issue a total of 105,000,000 shares. 100,000,000 shares shall be Common Stock, par value $0.001, and 5,000,000 shares shall be Preferred Stock, par value $0.001."

         3. This Certificate of Amendment of the Corporation's Amended Certificate of Incorporation has been duly adopted by the Corporation's board of directors in accordance with Section 242 of the General Corporation Law of Delaware.

         4. This Certificate of Amendment of the Corporation's Amended Certificate of Incorporation has been duly approved by the holders of a majority of each class of outstanding stock of the Corporation entitled to vote thereon in accordance with Sections 242 of the General Corporation Law of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Certificate of Incorporation to be signed by Robert L. Bailey, its President, on this 28th day of May, 1998.


                                       PMC-SIERRA, INC.


                                       By: /s/ Robert L. Bailey
                                           ---------------------------
                                           Robert L. Bailey, President